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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                             -----------------------

                                    FORM 8-K

                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                             -----------------------

         Date of Report (Date of earliest event reported): MARCH 5, 2002


                                  CHATTEM, INC.
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             (Exact name of registrant as specified in its charter)


       TENNESSEE                     0-5905                    62-0156300
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(State of incorporation)      (Commission File No.)         (IRS Employer
                                                          Identification No.)


               1715 WEST 38TH STREET, CHATTANOOGA, TENNESSEE 37409
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          (Address of principal executive offices, including zip code)



                                 (423) 821-4571
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              (Registrant's telephone number, including area code)


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ITEM 5.  OTHER EVENTS.

On March 5, 2002, Chattem, Inc. (the "Company"), a marketer and manufacturer of branded consumer products, announced that it had signed a definitive agreement to purchase Selsun Blue(R), a medicated dandruff shampoo, from Abbott Laboratories for $75 million, plus inventories. Selsun Blue's 2001 worldwide net sales were approximately $41 million, and the brand is marketed in both the United States and in approximately 50 foreign countries. The acquisition includes worldwide rights (except India) to manufacture, sell and market Selsun Blue plus related intellectual property and certain manufacturing equipment. The transaction is scheduled to close during the Company's second quarter of 2002.

Financing for the transaction will be provided by the Company's approximately $35 million of cash and a new credit facility led by Bank of America.

Selsun Blue was launched in 1953 as a prescription drug and in 1974 was introduced as an over-the-counter medication. The over-the-counter product contains 1% selenium sulfide, while the prescription strength, which constitutes a small portion of domestic sales, but is well known by dermatologists, contains 2.5% selenium sulfide. Approximately half of foreign sales are the 2.5% formula. Selsun Blue is widely recognized by consumers both domestically and internationally and has a strong reputation for effectiveness.

Abbott Laboratories will initially manufacture the product for the Company under a contract manufacturing arrangement. The Company expects to move certain production to its Chattanooga, Tennessee facilities within 12-24 months following closing. Abbott or manufacturers under contract to Abbott will manufacture the product internationally for the Company until the Company enters its own agreements with foreign contract manufacturers, also expected to take 12-24 months. Selsun Blue will also rely on Abbott Laboratories' sales force or distributors to market and sell Selsun Blue in those countries where the Company does not already have a presence. The Company expects to take over the international sales and marketing effort in most markets in three to nine months. The Company anticipates that the ownership of Selsun Blue internationally should create the opportunity to introduce certain of its other brands in countries where they are not currently sold.

The transaction should immediately boost sales and EBITDA and be accretive to the Company's earnings per share. In its fiscal 2002 first quarter earnings release, the Company will give guidance as to the anticipated increases to sales, earnings per share and EBITDA for the balance of fiscal 2002 and fiscal 2003 that will result form the ownership of Selsun Blue.

This current report on Form 8-K contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which contains a safe harbor for forward looking statements. The Company relies on this safe harbor in making such disclosures. The forward looking statements are based on management's current beliefs and assumptions about expectations, estimates, strategies and projections for the Company. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward looking statements. The Company undertakes no

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obligations to update publicly any forward looking statements whether as a result of new information, future events or otherwise. The risks, uncertainties and assumptions of the forward looking statements include, but are not limited to existing and possible future product liability claims relating to the prior existence of PPA in Dexatrim; the possible effect of the negative public perception resulting from product liability claims or sales of Dexatrim products without PPA; the lack of availability, limits of coverage and expense related to product liability insurance; the possibility of other product liability claims, including claims relating to the existence of ephedrine in Dexatrim Natural; the impact of brand acquisitions and divestitures; the impact of extraordinary gains or losses resulting from product acquisitions or divestitures, financings or debt repayments; product demand and market acceptance risks; product development risks, such as delays or difficulties in developing, producing and marketing new products or line extensions; the impact of competitive products, pricing and advertising; the Company's ability to integrate Selsun Blue internationally where it has only limited experience and infrastructure; constraints resulting from the financial condition of the Company, including the degree to which the Company is leveraged, debt service requirements and restrictions under indentures and loan agreements; government regulations; risks of loss of material customers; public perception regarding the Company's products; dependence on third party manufacturers; environmental matters; and other risks described in the Company's Securities and Exchange Commission filings.




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                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



March 8, 2002                          CHATTEM, INC.

                                       By: /s/ A. Alexander Taylor II
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                                           A. Alexander Taylor II
                                           President and Chief Operating Officer